Exhibit 99.1
For Immediate Release
January 16, 2026

Heritage Financial Corporation Declares Quarterly Dividend

Olympia, WA, January 16, 2026/ PRNewswire / – Heritage Financial Corporation (“Heritage”) (Nasdaq: HFWA) announced today that the Board of Directors declared a quarterly cash dividend. The cash dividend of $0.24 per common share will be paid on February 11, 2026 to shareholders of record on January 28, 2026. The quarterly dividend is being paid in advance of the normal quarterly dividend as a result of the anticipated merger with Olympic Bancorp, Inc.
Direct deposit of dividends is available for registered holders of Heritage Financial Corporation shares. The quickest way for registered holders to have their dividends deposited directly into a transaction account is to log-in to the "Investor Centre" area of the transfer agent's website at www.computershare.com. Registered holders of Heritage Financial Corporation shares may also enroll in this service by calling Computershare at 1-800-962-4284 and requesting an enrollment form.
About Heritage
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 51 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA.” More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.
Contact
Bryan D. McDonald, President and Chief Executive Officer, (360) 943-1500